600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

Exhibit 8.1
August 31, 2007
Enterprise Products Partners L.P.
Enterprise Products Operating LLC
1100 Louisiana, 10th Floor
Houston, TX 77002
Ladies and Gentlemen:
     We have acted as special counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Enterprise Products Partners L.P. (the “Partnership”), a Delaware limited partnership, and Enterprise Products Operating LLC, a Delaware limited liability company, relating to the registration of the offering and sale (the “Offering”) of common units (“Common Units”) of the Partnership, debt securities of Enterprise Products Operating LLC, and the related guarantees of the debt securities by the Partnership to be issued and sold by each of the Partnership and Enterprise Products Operating LLC as applicable from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Tax Consequences” (the “Discussion”) in the prospectus supplement dated August 27, 2007 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Act relating to the issuance and sale of $800,000,000 principal amount of Enterprise Products Operating LLC’s 6.300% Senior Notes due 2017 (the “Debt Securities”). Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Debt Securities pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Enterprise Products Partners L.P.
Enterprise Products Operating LLC
August 31, 2007

     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership, the incorporation by reference of this opinion in the Registration Statement and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Act, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,
/s/ Andrews Kurth LLP